Exhibit 99.B(d)(8)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Causeway Capital Management LLC

As of January 11, 2011, as amended September 16, 2013

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Causeway Capital Management LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Gracie V. Femelia

Name:	Name:

Stephen Beinhacker	Gracie V. Femelia

Title:	Title:

Vice President	COO